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AMERICAN ITALIAN PASTA COMPANY                                          |NEWS
                                                                        |RELEASE

Contact:

Paul Geist
Vice President & Corporate Controller
816-584-5611

For Immediate Release

            AMERICAN ITALIAN PASTA COMPANY PROVIDES CERTAIN LIQUIDITY
            AND REVENUE INFORMATION AND UPDATES RESTATEMENT PROCESS

KANSAS CITY, MO, May 10, 2007 - American  Italian Pasta Company  (AITP.PK),  the
largest  producer and  marketer of dry pasta in North  America,  today  provided certain liquidity and revenue  information.  The Company also updated the status of the restatement of its historical financial statements.

LIQUIDITY

For the second quarter of fiscal 2007, ending on March 30, 2007, the Company had total liquidity resources of $42.0 million,  consisting of cash on hand of $14.3 million and $27.7 million  available under the Company's $30.0 million revolving credit facility.

Total debt outstanding on March 30, 2007 was $244.4 million.  Total debt, net of cash, was $230.1  million,  compared to $239.3 million as of September 29, 2006, the  Company's  fiscal  year end,  reflecting  a  reduction  in net debt of $9.2 million in the first half of fiscal 2007. As previously  announced,  the Company completed  an  amendment  to its  credit  facility  in March of this  year.  The amendment  allowed for, and the Company made, a one-time $10.0 million voluntary prepayment of the term loan without incurring a prepayment penalty in the second quarter of fiscal 2007.

For the first half of the Company's  2007 fiscal year ending March 30, 2007, the
Company's cash flows included the following  items of  significance:  receipt of
$3.0  million in  anti-dumping  and  counterveiling  duty  income  from the U.S.
government under the Continued Dumping and Subsidy Offset Act of 2000 (which the
Company recorded as part of its first fiscal quarter revenue); net cash interest of $14.8  million;  cash taxes of $0.2  million;  capital  expenditures  of $3.8 million;  net professional  fees of $5.4 million relating to the Audit Committee investigation,  shareholder  litigation  and  related  matters;  and  management consulting  fees of $2.3  million  paid to Alvarez & Marsal in  connection  with interim CEO and related services.

American Italian Pasta Company
May 10, 2007

The Company noted that all liquidity  amounts  outlined  above are unaudited and are subject to adjustments.

REVENUE INFORMATION

As  previously  announced,  the Company has  changed its  reporting  of revenues regarding certain promotional expenses,  treating them as a reduction in revenue as opposed to selling  and  marketing  expense on the  Company's  statements  of operations.  While this reclassification  reduces reported revenues, it does not change reported net income (loss).  With this  reclassification,  total revenues for the first half of fiscal  2007 ending  March 30,  2007 were  $190.5  million compared  to $185.2  million  in the first  fiscal  half ended  March 31,  2006, reflecting an increase of 2.8% in revenue compared to the previous fiscal year's first half.  Overall volume decreased 0.8% during the first half, as compared to the previous  fiscal  year's  first half.  Excluding  liquidation  sales of $0.2 million  and $1.2  million  in the  first  half of fiscal  years  2007 and 2006, respectively, revenue increased 3.4% and volume increased 0.8% in the first half of fiscal 2007 compared to the previous  fiscal  year's first half.  The Company has  previously  noted that it had  significant  obsolete  inventory  from prior periods and believes that providing the revenue and volume information excluding the  sale  of this  inventory  provides  additional  information  regarding  the
Company's ongoing operations.

The Company also noted that all historical  revenue  amounts  outlined above are unaudited  and are  subject to  adjustments,  including  adjustments  related to promotional  expenses,  accounting  period  cutoff,  and other  related  revenue recognition  issues  resulting from the continuing,  previously  announced Audit
Committee investigation.

RESTATEMENT UPDATE

As previously announced,  the Company has substantially  completed its review of historical  accounting  matters and is finalizing its  conclusions and preparing its fiscal year 2005  financial  statements  and  restatements  of its financial statements  for  fiscal  year  2004  and  prior  periods.  The  Company  is also completing the  accumulation  of financial  information for its fiscal year 2006 financial  statements.  In  addition,  and as  previously  announced,  the Audit
Committee's legal advisors completed their fact-finding investigation, and, with the  forensic  accountants,  are  reviewing  the  information  obtained  in  the
investigation.   The  Company  is  continuing  to  diligently  work  toward  the completion of its restatement,  but notes the extensive time associated with the review  of the  complex  historical  accounting  issues by the  Company  and the
Company's  independent   registered  public  accounting  firm,  and  the  recent
temporary  absence of a key  accounting  executive.  As  reported,  the  Company previously  anticipated filing its annual report on Form 10-K for fiscal 2005 by the end of May 2007 and the annual  report on Form 10-K for its  fiscal  2006 by the end of June 2007. In  consultation  with its independent  registered  public accounting  firm,  the Company has now  determined to file the Form 10-K for its fiscal year ended September 30, 2005 at the same time it files the Form 10-K for its fiscal year ended September 29, 2006. Accordingly, the Company will not file its Form 10-K for the fiscal  year 2005 by the end of May 2007,  but  expects to make the filings for fiscal  years 2005 and 2006  concurrently.  In light of the above  mentioned  items,  the Company  continues to evaluate the  timetable  for completion and filing of its audited financial  statements and annual reports on
Form 10-K for its fiscal 2005 and fiscal 2006.

American Italian Pasta Company
May 10, 2007

ABOUT AIPC

Founded  in 1988 and based in Kansas  City,  Missouri,  American  Italian  Pasta
Company is the largest producer and marketer of dry pasta in North America.  The
Company  has four  plants  that are  located  in  Excelsior  Springs,  Missouri;
Columbia, South Carolina; Tolleson, Arizona and Verolanuova,  Italy. The Company
has approximately 600 employees located in the United States and Italy.

When used in this release,  the words "anticipate,"  "believe,"  "estimate," and
"expect"  and similar  expressions  are  intended  to  identify  forward-looking statements, but are not the exclusive means of identifying these statements. The statements by the Company regarding the expected liquidity position as of the end of its second  fiscal  quarter  2007 and fiscal year end 2006,  and the expected  revenues  for its  first  fiscal  halves  of 2006  and  2007,  and the statements by the Company  regarding the timing of filing its audited  financial statements  and annual reports on Form 10-K for fiscal 2005 and fiscal 2006, are
forward-looking.   Actual  results  or  events  could  differ  materially.   The
differences could be caused by a number of factors,  including,  but not limited to, the  completion  and  findings  of the Audit  Committee  investigation,  the
Company's  review of its  financial  statements,  a review  and/or  audit of the
Company's financial  statements by its independent  registered public accounting firm, the SEC staff review,  and the  conclusions  reached  regarding  financial reporting.  The Company will not update any  forward-looking  statements in this press release to reflect future events.

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